TECHNICAL ADVISORY AGREEMENT

This Technical Advisory Agreement (the "Agreement") is entered into as of March 21, 2023, (the "Effective Date"), by and between INTERNATIONAL CUMO MINING CORPORATION., an Idaho corporation (the "Company"), and Multi-Metal Development Ltd, a Canadian corporation based in Vancouver, British Columbia.

WHEREAS, the Company desires to utilize the consulting services of Multi-Metal Development Ltd (hereafter "MultiMet"), and Multi-Met wishes to engage with the Company;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and MultiMet agree as follows:

1. Duties. During the Agreement Period (as defined in paragraph 2 below), Shaun Dykes, CEO of MultiMet, will periodically provide geological and technical advisory services to the Company. The duties and responsibilities of Mr. Dykes shall include geological data analysis, geological and resource modelling, recommendations on selecting applications for ore sorting, scanning and testing for waste removal from mined ore, recommendations on selection of technical contractors and consultants, and any other matters related to the foregoing requested by the Company. Mr. Dyke's duties shall specifically EXCLUDE any executive functions related to management of the Company, including exploration, product development, asset acquisition and development, financing, investor relations and operations.

2. Agreement Period.

(a) Basic Rule. The Agreement Period shall begin upon the Effective Date and shall continue thereafter for 1 (one) year to December 31, 2023, with automatic renewals for a one year periods, at December 31 of each year, subject to the terms of paragraph 4 being renegotiated within 60 days of the end of any one year period or unless terminated by written notice, as provided below, by either party prior to the end of any one year period (the "Agreement Period") or unless sooner terminated pursuant to the provisions of this Agreement.

(b) Early Termination. The Company or Mr. Dykes may terminate the Agreement prior to the end of the Agreement Period by giving 60 days advance notice in writing. Upon termination of Dyke's Agreement with the Company, his rights under any applicable incentive Stock Option Plan or other benefit plans, if any, shall be determined under the provisions of those plans. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this subparagraph 2(b).

(c) Death. Mr. Dyke's Agreement with the Company shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of his death, or for periods following his death. Mr. Dyke's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, shall be determined under the provisions of those plans.

(d) Cause. The Company may terminate Dykes's Agreement for Cause by giving him 30 days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (i) following delivery to Dykes of a written demand for performance from Company, which describes

the basis for Company's belief that Dykes has not materially performed his duties, his continued willful violation of obligations to the Company, which are demonstrably willful and deliberate on Dyke's part for a period of thirty (30) days after written notice thereof, (ii) Dykes being convicted of a felony involving moral turpitude, or (iii) Dykes willfully breaching any material term of this Agreement or any other agreement with the Company, which continues uncured for a period of thirty (30) days after written notice. No act, or failure to act, by Dykes shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to Dykes under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. Dykes's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, of the Company shall be determined under the provisions of those plans.

(e) Disability. The Company may terminate the Dykes Agreement for Disability by giving the Executive 30 days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that Dykes, at the time notice is given, has been unable to materially perform his duties under this Agreement for a period of not less than four (4) consecutive months as the result of his incapacity due to physical or mental illness. In the event that Dykes resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subparagraph (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to Dykes under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. Dykes's rights under any applicable incentive or benefit plans of the Company shall be determined under the provisions of those plans.

3. Base Compensation and Company Equity. For all services to be rendered by Dykes pursuant to this Agreement, the Company agrees to pay Dykes during the Agreement Period a base compensation (the "Base Compensation") at an annual rate of US$250,000 (the “Annual Base Compensation”), equal to US$20,833 per month (the “Monthly Base Compensation”).

For the first month of this Agreement following the Effective Date, Dykes shall receive the Monthly Base Compensation by check or wire transfer or, at the Company’s election, the Monthly Base Compensation shall accrue and be paid in common stock of the Company.

i. The Company agrees to review the Base Compensation at least annually as of the payment date nearest each anniversary of the Effective Date (beginning in December 2023) and to make such increases therein as the Board of Directors may approve. In addition, the Executive shall participate in any and all Company economic benefit plans that exist or may be implement in the future, including short and long term stock option and stock award plans, short and long term cash incentive plans, bonus programs, and any other similar plans intended to incentive staff to perform and remain with the Company. The Company and its Directors reasonably undertake to create, authorize, and submit to shareholders for approval (if necessary) all of such plans to the extent not already in existence.

4. Expenses. Dykes shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that he shall properly account for such expenses in accordance with Company

policies and procedures. The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally or on any flight of four hours or more.

5. Other Benefits. To the extent that benefits plans are implemented and made available to officers or employees of the Company, Dykes shall participate in other employee health and related benefit plans or other programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

6. Other Activities. Dykes shall devote a sufficient portion of his working time and efforts to the business and affairs of the Company and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. It is agreed that Dykes will be permitted to devote a reasonable amount of his business time to other mining investments or engagements. The Company waives any conflict of interest presented by the Permitted Business.

7. Proprietary Information. During the Agreement Period and thereafter, Dykes shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company including drilling results, results of exploration programs, information about investments in the Company and/or potential investments, information about business combinations and transactions, information about the Company's investors and other information that has not been released to the public or is not publicly known about the Company and its subsidiaries. Any disclosure of Confidential Information shall only be in compliance with the Company's Corporate Governance Manual and Company policy in effect at the time of the release.

8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boise, Idaho, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded. The arbitrator shall be authoried to order specific performance or other equitable relief in the event that the Executive breaches this agreements under Section 11 or 12 hereof.

9. Absence of Conflict. Dykes represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship except as provided for herein.

10. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If Dykes should die while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Dyke's devisee, legatee, or other designee or, if there be no such designee, to Dykes's estate.

11. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent via email, or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Dykes:

Shaun Dykes
Multi Metal Development Ltd.
514 East Columbus Street
New Westminster, BC, Canada
V3L 3X7
geologic@telus.net

If to the Company:

International CuMo Mining Corporation
800 W. Main St.
Boise, ID 83702
rscannell@idaho-copper.com

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

12. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by

either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

16. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Idaho.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents. The Company shall be responsible to provide each party to the Agreement, a fully executed copy once all signatures have been received.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

INTERNATIONAL CUMO MINING CORPORATION

DocuSigned by:
By: Robert Scannell
Name and Title: Robert Scannell, CFO

MULTI METAL DEVELOPMENT, LTD

DocuSigned by:
By: shaun dykes
Shaun Dykes